EXHIBIT A

      JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, par value $0.01 per share, of Merrimack Pharmaceuticals, Inc. dated as of February 22, 2024 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

ADAR1 PARTNERS, LP
/s/ Daniel Schneeberger
Manager of ADAR1 Capital Management GP, LLC, the General Partner of ADAR1 Partners, LP

ADAR1 CAPITAL MANAGEMENT, LLC
/s/ Daniel Schneeberger
Manager of ADAR1 Capital Management, LLC

ADAR1 CAPITAL MANAGEMENT GP, LLC
/s/ Daniel Schneeberger
Manager of ADAR1 Capital Management GP, LLC

DANIEL SCHNEEBERGER
/s/ Daniel Schneeberger